Exhibit 99.2

Greif, Inc.
Third Quarter 2019 Earnings Results Conference Call
August 29, 2019

CORPORATE PARTICIPANTS
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Associate Analyst
George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Ketan Mamtora BMO Capital Markets U.S. - Analyst
Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Roger Neil Spitz BofA Merrill Lynch, Research Division - Director and High Yield Research Analyst
Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

PRESENTATION
Operator
Good morning. My name is Jack, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Greif Third Quarter 2019 Earnings Call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question-and-answer session. If you would like to ask a question during that time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. In order to ensure that everyone has a chance to participate, we like to request that you limit yourself to asking one question and one follow-up question during the Q&A session. Thank you.
Matt Eichmann, Vice President of Investor Relations, you may begin your conference.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, Jack, and good morning, everyone. Welcome to Greif's Third Quarter Fiscal 2019 Earnings Conference Call. Joining us on the call today are Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry are available to answer questions at the end of today's call.
In accordance with regulation Fair Disclosure, we encourage you to ask questions regarding issues you consider material because we're prohibited from discussing significant nonpublic items with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.
Please turn to Slide 2. As a reminder, during today's call, we will be making forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we'll be referencing certain non-GAAP financial measures, and reconciliations to the most directly comparable GAAP metrics is contained in the appendix of today's presentation.
And now I turn the presentation over to Pete on Slide 3.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Okay. Thank you, Matt, and good morning, everyone. Let me start today's call by providing quarterly highlights and a review of our business segments; and then, our CFO, Larry Hilsheimer, will discuss our financial results and our fiscal 2019 outlook. And as Matt remarked, following these prepared remarks, we'll conduct a question-and-answer period.
So overall, we're very pleased with our third quarter performance. Our adjusted EBITDA increased by roughly 39% versus prior year quarter, and our adjusted Class A earnings per share grew by 5% versus Q3 a year ago. And our global portfolio operated very well, but continues to experience weak demand from a slowing industrial economy and uncertainty caused from trade tensions. Our financial results also benefited from a full quarter of contribution from our Caraustar acquisition, which exceeded deal assumptions, and we're very pleased with the pace of our integration process.
Finally, we achieved our best-ever trailing 4-quarter Customer Satisfaction Index score, and were recognized at the end of the quarter for our leadership in sustainability with a second consecutive Gold Rating by EcoVadis, an independent rating agency that specializes in corporate social responsibility evaluation.
Please turn to Slide 4 as we're going to review our business segments. The Rigid Industrial Packaging & Services segment operated well during the quarter, but was challenged by weak demand as a result of a declining industrial manufacturing environment and continued uncertainties surrounding trade tensions. Global IBC volumes grew by nearly 5% and continues to be an important strategic growth opportunity for us.
Global steel drum volumes declined by roughly 6% versus the prior year quarter. Steel volumes were strong in the Middle East and North Africa due to growing industrial demand and in Southern Europe, thanks to a better agricultural season than the prior year. Steel drum volumes were most challenged in APAC and the U.S. Gulf Coast due to trade uncertainty and reduced chemical import demand from China and elsewhere in the U.S. due to general softening conditions.
RIPS third quarter sales were roughly $46 million lower versus prior year. And on a currency-neutral basis, RIPS sales fell by $29 million versus the prior year due to volume softness partially offset by higher selling prices from strategic pricing decisions.
RIPS third quarter adjusted EBITDA was flat to prior year despite lower sales, a $3 million foreign currency headwind and $3 million of less favorable opportunistic sale -- sourcing opportunities. And for comparison purposes, RIPS results in Q3 of 2018 benefited from a onetime transportation expense reduction adjustment of $4.6 million that was disclosed a year ago.
We continue to execute on the range of cost reduction activities in parts of our portfolio to help counter the softer market demand conditions we face. They include rationalizing our manufacturing footprint, managing our variable cost to align to demand and targeted SG&A reductions.
I'd like to now to please turn to Slide 5. Paper packaging's third quarter adjusted EBITDA rose by roughly 109% versus the prior year. Caraustar's quarterly adjusted EBITDA contribution was $65.4 million and exceeded its anticipated run rate. Segment adjusted EBITDA also benefited, to a lesser extent, from a higher-margin paper specialty products, which accounted for 20% of our legacy paper sales during the quarter, our best ever performance. Paper packaging's third quarter sales grew by $294 million versus the prior year quarter due to Caraustar's contribution, partially offset by softer market conditions and lower published prices for our containerboard businesses. Volumes were also impacted by planned and extended maintenance downtime taken during the quarter.
If you could please turn to Slide 6. We're ahead of schedule with the Caraustar integration plan and continue to uncover additional synergies that will expand EBITDA and drive greater efficiencies on our business. As we mentioned in the June 2019 Investor Day, we expect to achieve run rate synergies of at least $65 million by the end of fiscal 2022 and have $15 million of synergy baked into our 2019 outlook.
There are currently over 260 synergy opportunities we're exploring and quantifying that could lead to increase the over $65 million that's already been identified in our process. Some of the early wins driving that synergy capture include: a carrier freight rebuild that yielded greater savings than initially contemplated; accelerated integration of heavyweight linerboard from Caraustar mills into the CorrChoice sheet feeder network; and alignment of key systems and back-office platforms for efficiency gains and cost reduction.

Finally, during our June Investor Day, we announced a strategic review process for the consumer packaging business. That assessment remains underway, and we anticipate completing it prior to our fiscal year-end.
Please turn to Slide 7. FPS delivered solid third quarter results and is performing to plan despite ongoing market softness in Western Europe. Segment sales were roughly 10% lower than the prior year quarter, but on a currency-neutral basis, fell by 6%. Gross profit margin was higher versus prior year, thanks to lower-priced raw materials and improved product mix. Third quarter adjusted EBITDA was roughly flat to the prior year. And as we mentioned at our June 2019 Investor Day, we're developing a comprehensive strategy to profitably grow FPS in the future. We anticipate sharing high-level details about that strategy likely by the end of the calendar year.
I'd like to now turn over the presentation to our Chief Financial Officer, Larry Hilsheimer.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Pete, and good morning, everyone. Please turn to Slide 8.
Third quarter net sales, excluding the impact of foreign exchange and gross profit, were roughly 26% and 29% higher, respectively, versus the prior year quarter, primarily due to Caraustar's contribution partially offset by market softness in RIPS and our containerboard operations. PPS also had an extended maintenance period, as Pete mentioned.
Third quarter adjusted EBITDA rose by more than 39% versus the prior year quarter due to Caraustar's contribution, partially offset by lower EBITDA in FPS and our legacy paper business.
Below the operating profit line, interest expense rose by roughly $22 million. Other expense going to other income versus the prior year quarter due to lower pension expense and less expense related to our foreign currency hedges and transactions versus the prior year.
Adjusted Class A earnings per share rose 5% versus the prior year quarter to $1.26 per share, and our adjusted tax rate during the third quarter was 27.7%. Both our GAAP and non-GAAP rates benefited from a onetime recycling credit that reduced tax expense by $3.1 million or roughly $0.05 per share, which will not recur in the future. We continue to estimate that our adjusted tax rate will range between 28% to 32% for the fiscal 2019 year.
Third quarter adjusted free cash flow grew by $26 million versus the prior year quarter. Improvement in free cash flow was driven primarily by Caraustar's contribution and by stronger working capital performance in our legacy Greif business.
Please turn to Slide 9 to review our fiscal 2019 guidance and key modeling assumptions. We are pleased to maintain our fiscal 2019 adjusted Class A EPS guidance range, especially in light of the challenging macroeconomic conditions present in the market today. Our updated fiscal 2019 guidance, while static, incorporates the lower than previously expected volumes we have and are experiencing as well as $9 million of incremental depreciation and amortization expense as a result of higher-than-anticipated purchase price allocations to acquire the operating assets and amortizable intangibles. Those headwinds are offset by various positive tax-related developments and lower than planned interest and other expense items.
We established our guidance by assessing the range of possible results, both up and down, after updating our forecast each quarter. While we are confident in our range, we view the likely results as having more downward than upward bias at this point given the economy. For example, we have forecast no further economic downtime in our containerboard mill system beyond what we have experienced to date. Our fiscal 2019 adjusted free cash flow guidance range is also unchanged at $230 million to $250 million.
Although flat to our Q2 free cash flow guidance, our current view is that the bias on this metric is to the high end of the range, thanks to current anticipated improvement in our management of operating working capital, cash tax management and slightly lower capital expenditures than previously forecast. That said, there remains the possibility of lower cash generation due to the same risk impacting our EPS guidance range, thus, the maintenance of the range.
CapEx spend has been driven lower than expected due to weather-related delay impacts on construction projects, and we now expect to spend between $150 million and $170 million for this fiscal year. Finally, we assume OCC prices of $33 per ton for the remainder of our fiscal year and our fiscal guidance. As a reminder, every $10 movement in OCC equates to a roughly $1.2 million and change in EBITDA per month.
Turning to capital priorities on Slide 10. Investing in our existing businesses through appropriate maintenance projects and organic growth opportunity remains our top priorities since the cash our existing business generates will fund our aggressive deleveraging plan.

Our net debt declined sequentially by roughly $40 million versus the second quarter. And given our anticipated free cash generation, we expect to return to our targeted leverage ratio of 2 to 2.5x within 36 months from the date we acquired Caraustar. Our leverage ratio at the end of Q3 was roughly 3.6x. Finally, we have no plans to alter our industry-leading dividend, which today pays a compelling yield of roughly 5%.
With that, I'll turn it back to Pete for his closing comments before our Q&A.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Larry. And we're now on Slide 11. In summary, we delivered solid third quarter performance despite an extremely challenging macroeconomic environment. We're taking proactive steps to mitigate the market softness we face and are focused on operating levers within our control to drive value. We remain well positioned to serve a variety of the attractive markets through our industry-leading product portfolio and demonstrated commitment to customer service excellence.
Thank you for participating this morning. We appreciate your interest in Greif. Jack, if you could, please open the line for questions.
QUESTIONS AND ANSWERS
Operator
At this time, if you would like to ask a question, please press star, one on your telephone keypad. Again, in order to ensure everyone has a chance to participate, we like to request that you limit yourself to asking one question and one follow-up question during the Q&A session. Steve Chercover with Davidson, your line is open.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Thanks. Good morning everyone. So my first question is just on your guidance on Slide 9. What constitutes the $15 million reduction in other expenses? That's a pretty big shift for -- in 3 months for known unknowns, as we would call them. Is there some discretion in the timing of those other expenses?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Hi Steve. Good question. This item of other income and expense had been running in that $10 million to $15 million range for a number of years. One of the primary items that runs through that line is the impacts of our hedge program on cash flow.
For currency as well as gains and losses on transactional currency matters, the fact of the matter is that at the second quarter, we didn't feel comfortable changing what we thought it would end up being through the rest of the year, although it had been trending and reflecting a more stable currency market that we -- than we've historically had. The other aspect is that we've continued to invest in the capabilities we have in this arena, and it's allowed us to become much better at managing that item. Just one small example was -- we'd centralized our balance sheet hedging around our accounts receivable program. And we've generally been averaging a couple of million of losses per year in that. This year, it's $43,000. And it's just that we've gotten more comfortable and confident about -- how we're managing there.
The other big item in there is in pension. There's about a $6 million improvement in that, and it really relates to the returns related to the payment that we made in the prior year. We had built some of this into our guidance range when we were dealing with the second quarter, but we didn't really talk about it specifically. And we've just gained more comfort, and it's just showing up in the actual numbers as we've evolved out. But the -- so big items, you had about $4 million related to cash flow hedges, about $2 million net on other currency transactions and about $6 million on pension items.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Thanks Larry. And my second question. I know we'll have to wait until the end of the year for an update on the potential disposition of the consumer business. But has the announcement of a new CRB machine, which doesn't change capacity but changes perhaps industry cost structure change the tone or frequency of inquiries? If you don't want to take that, just tell us how potential disposition might impact the $65 million synergy target.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, Steve, so this is Pete. So the announcement really is net neutral to capacity, so I'll leave that question. For that, we really don't comment on competitors and what they're doing. But I don't think it has any impact on the process that we're moving through this -- right now on that CPG business. And again, we will disclose that most likely before the end of our fiscal year. And your second part of that question, Steve, I'm sorry?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
I got it. So he was asking about the synergies and what would happen to the $65 million. And Steve, as we look at it, about 15% of the synergies that we've identified to date would relate to that piece of business and 85% would remain. And I will tell you that I'm highly confident that, that above $65 million is going to be growing. As we noted in our prepared comments, we have a lot of yet to be quantified ideas that are still being pursued. So a little bit of disproportionate amount of the synergies are with the remainder of the business.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Got it. Thank you both.
Operator
George Staphos with Bank of America Merrill Lynch, your line is open. Your next question comes from the line of Matt Krueger with Baird.
Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Good morning, this is Matt on for Ghansham. Just wanted to quickly ask, can you provide some added detail on how you were able to keep operating profit flat in the rigid industrial business despite some significant volume headwinds that you're seeing across the segment? Was there anything you need to this year's quarter or the comparison from last year that kind of diminished the impact or the visible impact from the lower volumes?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Matt, this is Pete. So in spite of the volume drops and the challenges in that market, we have improved the gross margins year-over-year. And when you eliminate the $4.6 million in the transportation adjustment that I referenced in my comments, we're really pleased. We've got a very strong, active pipeline on cost reduction activities. We've made some strategic pricing decisions that's improved our overall performance in both EMEA and APAC. And again, we've been very proactive since the beginning of -- or the end of 2018 regarding those cost actions. They're really around our portfolio management. We've closed or consolidated 7 facilities in rigid packaging since the end of 2018. We've taken pretty significant actions on our SG&A costs where we've reduced our salaried workforce by 5% in that business. And we've done a significant amount of operating improvements in our business to drive out variable costs to align our cost structure to demand.
So again, I think our team has operated very well. And again, both EMEA and APAC have had actually a really good quarter. The big challenge we have in the whole picture is the economy and the performance in our North America business. So overall we're pleased with how we've responded and controlled the operating levers that are within our control.
Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Great. That's very helpful. And then can you provide some added detail around the cadence of volume growth throughout the quarter? Just with a particular emphasis on whether the volume declines that you've seen across your businesses accelerated or decelerated as the quarter wore on kind of on a monthly basis? And then, obviously, any earlier trends into August are always helpful.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Sure, Matt. So let me talk about rigid industrial packaging first. So in the quarter, our steel drum volume was weak as we talked about. But in July, they were slightly better than the overall Q3 volumes.
In IBCs, where we're up at 5%, in July, our volumes were double-digit growth, which is more in line with what we have experienced in the past couple of years. And August looks favorable as well. And I think, overall, if you wrap a bow around geographies, I think our most challenged geography and demand in our rigid business is North America at this point, both in the quarter and what we see going forward.
Operator
George Staphos with Bank of America Merrill Lynch, your line is open.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Thanks very much, thanks for taking my question and thanks for all the details. Good morning. I just wanted to piggyback on that last question from Matt. So Pete, can you comment a bit about how rigid is doing? You saying it's doing a bit better. But are you still in the negative category in terms of volume trends in North America and then more broadly for the segment as fiscal fourth quarter has started? Relatedly, IBC decelerated. It sounds like it was a one-off blip related to trade war. But if you had any color about whether that's a correct premise or not? And what's going on in IBC more broadly as you've been trying to gain share there, that would be helpful. That's question number one.
Question number two, Pete -- Larry, if you can comment quickly. What are you doing in terms of working capital management? That's really being driven by operational improvement relative to anything that may be driven by factoring, extending payable terms and more sort of financial and less operationally driven types of improvement in working capital, if any, at all. Thank you and I will turn it over.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. Thanks, George. So on the volumes in rigid. So as we talked about in the quarter, we are negative in July, slightly better, but they were still in the negative volume trend. And we see a similar trend in August. When you referenced IBCs and your premise is exactly right. We had 1 month of a hiccup, and it was around some extended maintenance work done in an operation in Germany and the U.S. But July and August, again, reference back to a double-digit growth, which has been very consistent with our growth strategy. And I'd also tell you that the acquisition we did in the Netherlands during the quarter, Tholu, is very favorable in the short stint we've had. We're don't see that trend changing much going forward as we look at it today.
If you look overall regionally, I would say EMEA is probably the most promising market in regard to our volume. It is slightly negative, and the most challenging right now is our North America overall demand portfolio. And a big part of that relates to the trade tension. I think I've referenced before, 41% of our steel drum production is located in the U.S. Gulf Coast, and our customers located there ship steel drums when they export product, and that's been significantly hampered due to trade tensions. But overall, just it's a softer general industrial economy in the U.S.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
I'll address your operating working capital question, George. And no real financial engineering driving that at any significant level. It's really pretty much basic blocking and tackling. We've had certain groups who've done phenomenal jobs at really improving dramatically their working capital management, particularly our APAC group and our rigids team, who've made just focused effort. They had a lot of opportunity. But they've delivered very, very well.
We have instituted a better S&OP process, although we have further opportunity there to get better on the planning and coordination of how much inventory of the different types of steel, in particular, that we need to maintain and just managing that better. One big area of gain has been our Tri-Sure business, our closures business, which has operated relatively independently and autonomously previously. And so what we ended up discovering is we had a lot of excess inventory because we had some in their plants and then some sitting in our rigid plants. And we're doing that on a coordinated basis now and really driving out a lot there.
We are extending payables, but I would -- as much as we can -- but I'd tell you that's a global phenomenon on both sides of the equation. So that's happening to us on the AR side. And those two tend to net out. So it really comes down to managing, making sure you're collecting when it's due so you don't have long one. And then also not related to working capital, but it certainly helps on cash and profitability is making sure we are taking advantage of every discount. So it's basic blocking and tackling at a detailed level, and the teams are doing a good job with it.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Thanks Larry.
Operator
Gabe Hajde with Wells Fargo Securities, your line is open.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Good morning gentlemen, hate to try to dig in on some of those details here. But I'm looking at the volume kind of discrepancy by geography, and if there is a disconnect. And I think Pete, you talked about where your steel drum capacity is and how some of those products gets exported. But I also noticed APAC was down by almost 11%. I think part of that is due to the fact that you closed a facility. But the question is really if trade tensions stay where they're at or even escalate, do you have the capabilities over in Asia to maybe recapture some of the volumes that you're losing here domestically? Or is the structure too fragmented to capitalize on that?
And then question number two is more on the guidance. I don't think it was explicitly stated, but I'm assuming that you guys are embedding flat benchmark prices for the relevant products that you make. If you could confirm that. And then if there were any changes more in the Caraustar business, how would that flow through? I know it's somewhat speculative, but if something were to change here in the last couple of months, I'm assuming that would impact more fiscal 2020. But just any help there would be appreciated.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. Gabe, so on the steel drum volumes, to give you a global perspective, we have 4 regions that are more sensitive to trade where our customers are exporting their product in our drums, and that's the U.S. Gulf Coast, it's the Benelux, it's Singapore and it's China. And that represents about 38% of our global portfolio of steel drum production. So that certainly had an impact.
Your reference to whether China is benefiting from any of that disruption in the supply chain flow due to trade, I think it's a little too early to tell. But if you look at that macro number you referenced on China, that does include shutting down an operation in China. And we did that because some of the margins were not very good. So we've selected out of some of those accounts. That's part of the reduction. We also divested our business in the Philippines, which also is part of that double-digit negative trend. So I would say it over sequentially over the last 6 months while our volumes in steel drums are negative in APAC, they're not quite as significant as the total number reflects.
And one other dynamic in Singapore is there's a new competitor in steel drums, and that's creating a little local tension around volumes. But again, our aim, as we've always talked about, is how do we drive excellence to our customers. And how do we make decisions based on value over volume. And we'll continue to evaluate the right decisions to create growth in EBITDA and margins. So hope that answers your question, Gabe.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, that's probably the first part. And Gabe, on pricing, in rigids business, no significant movement is anticipated in the rigid business. And with respect to your question on Caraustar and price changes, the lag on the CRB stuff plays through some of that. It was just implemented in the last quarter and will carry forward. We're not anticipating any other price changes in the near term. Anything that would play now would probably impact next year as opposed to this year.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Thank you.
Operator
Roger Spitz with Bank of America, your line is open.
Roger Neil Spitz - BofA Merrill Lynch, Research Division - Director and High Yield Research Analyst
Thank you and good morning. In the LTM period, how much EBITDA did Caraustar have before it was acquired? And how did that split among those quarters?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
So if you go back to when we announced the acquisition, we talked about Caraustar having a run rate EBITDA as of the September 30 time frame of $220 million. There's not a whole lot of seasonality in that business, so it's relatively stable throughout the year. So obviously, having EBITDA $65 million in this quarter, we're quite pleased on a relative basis even though there are clearly some challenges in some segments for that business as well. So the team has been doing a good job on operating and obviously taking advantage of some of the synergies that's helping us drive some of that deeper performance.
Roger Neil Spitz - BofA Merrill Lynch, Research Division - Director and High Yield Research Analyst
Thank you. And my follow-up is, are you able to provide your 2018 EBITDA for consumer packaging business that's under review? And you spoke about the sale process having started, I guess, in June. Can you say where you are in that process? For instance, have you received your initial nonbinding indications of interest from potentially interested parties?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
So we're not going to talk about the -- that sub segment EBITDA at this point, particularly given what we've got going on in the process. The process is moving along. No binding situations at this point, but we're very pleased with how the process is moving along. And as we talked about, or Pete mentioned in his remarks, we anticipate this being brought to a conclusion by the end of our fiscal year.
Roger Neil Spitz - BofA Merrill Lynch, Research Division - Director and High Yield Research Analyst
Thank you very much.
Operator
Ketan Mamtora with BMO Capital Markets, your line is open.
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
Good morning Pete and Larry. First question, if paper packaging volumes were down close to 9% this quarter, is there any way to kind break out how much -- how your volumes performed in the legacy business versus Caraustar, kind of at a high level?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Sure, Ketan. So -- and you're right, we had weaker volumes in the paper packaging business. And it's primarily in the legacy side around containerboard, and to a lesser extent, corrugated.
To give you a little more context, we had planned an extended maintenance outage in our Riverville, Virginia mill, which is the largest site in our system. We took 17 days to complete a capital dry end upgrade, along with a variety of other capital projects. And to give you reference, as a comparison to one year ago, in Q3 2018, that's 9 days more than our planned outage a year ago. So that's one big part of it. And our corrugated volumes were down about 2.4% for the quarter.
Regarding Caraustar recycled boxboard business, the CRB and URB mill demand was less robust than 1 year ago, but the overall view continues to reflect a very stable supply-and-demand environment. So hope that gives you a little more clarity around that -- those numbers, Ketan.
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
Yes, it does. And is there any way to quantify, Pete, how much of an impact that incremental 9 days was on your results?
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
You're looking at probably 16,000 tons, thereabout, and so 16,000 tons at $400 a ton, that's round numbers (inaudible)
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
Got it. Okay. And then did you all take any economic downtime this past quarter in paper packaging?
Peter G. Watson - Greif, Inc. - President, CEO & Director
No, we did not take any economic downtime. We run to demand, and the downtime is all relative to the planned an extended maintenance downtime we talked about in the Riverville.
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
Got it. That's very helpful. I'll turn it over.
Operator
Again, if you would like to ask a question, please press star, one on your telephone keypad. Adam Josephson with KeyBanc your line is open.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Thanks. Good morning everyone. Larry, just following up on Roger's question about Caraustar and the EBITDA contribution. I think, Larry, you said it's not that seasonal quarter-over-quarter. So if I annualize the Caraustar EBITDA, I'd get to about an annualized EBITDA of $260 million, which would obviously be higher than the pro forma EBITDA of $220 million that you provided when you announced the acquisition last December. So was there anything unusual in the quarter? Or do you actually think that $260 million of EBITDA is an achievable number, just based on what happened in the quarter?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Obviously, that performance stands. We obviously print the numbers. So yes, we do think that, that performance is indicative of what it can obtain. When I talked about lack of seasonality, I mean, it's -- there is some, but it's just not that significant from quarter-to-quarter, Adam. I mean a couple of million dollars here and there. But do remember that when we did that $220 million, we had a $100 a ton OCC assumption in it. So we had a significant pickup there. And obviously, with what's going on in the containerboard space, one of the end markets that, that business serves is -- had been impacted as well. So there's a lot of give and take. So if we -- as we play out, I don't anticipate the economy being where it is 2 or 3 years from now where it is today. Hopefully, it's better than it is. And -- so we're very, very bullish on the performance of this business.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Thanks Larry. Just 2 other clarifications, one on volumes. What were Caraustar's volumes in the quarter? And then in terms of the variation of Caraustar -- the flow of volume throughout the quarter, and you mentioned August was down. Was August down more or less than what total volume was down in fiscal 3Q?
Peter G. Watson - Greif, Inc. - President, CEO & Director
So with regard to Caraustar's, we've referenced the -- a year ago is very robust. So it's less than a year ago, but still very stable in our view as it relates to supply-and-demand environment. Regarding tube and core business, Adam, our volumes in the quarter was aligned with the industry rates that have been publicly disclosed by other companies. And at this point, we're looking at total recycled boxboard system numbers. Don't know if that explains what you've asked.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Yes. I was just -- that one I was saying, Pete, was just that total company volume in 3Q was down 6.6%. So you mentioned August was down. Was that down roughly in line with what fiscal 3Q was down? Or was it appreciably different?
Peter G. Watson - Greif, Inc. - President, CEO & Director
So in August, what we're seeing is steel drums are similar to Q3. IBC volumes, we expect equal to or better than what we saw in the quarter. And again, July and August look much more favorable. So I think in our RIPS portfolio, it will be very comparable. In containerboard, the paper business, we're seeing a little improved demand. In our corrugated volumes and also in our URB and CRB systems that we've seen Q3 and Q4, and that's part of what we forecasted.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. Just to be clear on that. So we're starting to see some positive things. We did, for the month of August, we did have 11,000 tons of economic downtime in our containerboard system.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Just one on cash flow, if you don't mind. So the -- can we just talk about the CapEx guidance reduction, what that was attributable to? And then, Larry, you mentioned, in the context of holding cash flow guidance the same, you have $10 million lower CapEx. I think you have more favorable working cap. Can you quantify that? I think you said more favorable cash taxes. If you wouldn't mind quantifying that as well, just so we understand the moving parts.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, yes, certainly. So the big driver has been a number of construction projects that we have that have been impacted by weather impacting the corrugator that we're putting in Eastern Pennsylvania just slowed down things because the amount of rain earlier in the year. You can't pour the footers, you can't put in the concrete pad. It just pushes you back on everything. So that's been -- that's the biggest element.
There's also been other construction projects that have been just impacted by the lack of labor force in the construction industry has put a slowdown on getting things completed. So those are the 2 primary items. But let me just walk you on the midpoint.
So midpoint previously was $240 million. CapEx, add another $10 million to that; interest savings of $5 million. Working capital roughly is $7 million improvement over the improvement we'd already talked about the last quarter.
Taxes netted with some additional restructuring is about another $8 million up; and then operational, just performance, $30 million down. Now obviously, working capital is an element of operations, but we broke out those 2. So $240 million plus $10 million plus $5 million, plus $7 million, plus $8 million minus $30 million, gets you back to $240 million.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
And Adam, just on that CapEx piece, I mean I think was a significant delay for weather. I mean, it's 20, 25 days that we lost for construction on the new sheet feeder in Pennsylvania. So to Larry's point, tight labor markets and also that weather impact.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. We had been forecasting to get that thing up and operational in October, and that's not playing out. Yes.
Operator
George Staphos with Bank of America Merrill Lynch, your line is open.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Thanks for taking the question. Pete, can you go back through what's gone, in your view, particularly well in terms of the integration process with Caraustar? Are there 1 or 2 items in particular that you been able to move the football the most on? And if there's a way to quantify what those might be? That's question number one.
My second question, can you talk at all about what your people are saying about the hurricane season this year, whether it's going to be worse or normal or better than normal? And if you've seen any sort of shutting in recently just given Dorian, and what that might mean for your volumes in this part of the quarter? Thank you.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. Around the synergies with the Caraustar acquisition, I think the biggest is the cultural compatibility. We have teams that are highly focused, very aligned on what the targets are and working very diligently in a very detailed fashion on the challenges and the opportunities. And as I mentioned in my comments, of that $15 million that we expect to be accretive in this fiscal year, the biggest part is the sourcing opportunities we had relative to transportation. I think we've been very pleased with how the value we're driving on that. And regarding the hurricane season, at this point, we don't have any concerns because we can't forecast what may or may not happen. So we certainly have operations that are in the strike zones, if a major hurricane occurs. We have a storm right now looking at Florida. But we don't project and try to forecast what may or may not happen with that, but certainly if a large hurricane hits the Gulf Coast, that has a significant impact on our major customer base and our operations.
George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Pete, just on the sourcing and transportation. I do remember you saying that early in the call now. Is that eliminating deadhead? Or what's driving the better report on transportation? Thank you. And I'll turn it over.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So it's twofold. So you've got a more advantageous opportunity as a buyer. But we also have much broader and larger spend, and we have accumulated lanes. So in certain regions, we have more spend, and we have more leverage on those lanes. And we're also looking at supply chain routes from suppliers to our facilities back to our customers, backhauls and looking at a total closed-loop supply chain system transportation as a benefit. So a combination of the market but also a combination of a wider spread of opportunity where we can source and be more important in larger opportunities in -- or buying from Canada to our supplier of transportation.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. One small example of just an easy pickup was related to the recycled fiber group that we got. We -- purchasing OCC for our mills before we were incurring a decent amount of transport cost because of the location of Riverville mill, and that's been reduced dramatically just because of the expertise and the sourcing capabilities of that group.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Thank you very much.
Operator
Gabe Hajde with Wells Fargo Securities, your line is open.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Thanks for taking the follow up. The tax efficiency that you talked about, Larry, just -- I think the prior expectation had been book and tax -- excuse me, book and cash tax rates would kind of converge. The past couple of years, I think, cash has been in the low 20s. Anything that you're finding there? And I appreciate it's a dynamic market but -- or a dynamic situation, but just any thoughts on what cash taxes could look like going forward?
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. I think you know I did tax work the first 20 years of my career. The primary objective of a tax adviser is to figure out how to pay their taxes a lot later than you need to. Booked taxes are harder to manage to find permanent tax adjustments. So it's been a focus since I arrived, working with our tax team and challenging them to find opportunities to develop strategies and plans and ways to defer the taxes. And they've done a lot of good work around that.
But beyond that, they've also -- we had opportunities where we've gotten the tax group working cohesively with the business groups. One was the example of this recycling credit. It's a Kentucky matter that ends up driving $3.1 million into this quarter that is something that we'll take advantage of on a cash basis actually over time, but the GAAP rules have us book it now.
The other is in R&D credits, where we really significantly enhanced our capture of things that qualify for R&D credit. And I would tell you, I'm optimistic looking to the future, because one of the things that we had not done as well as I think we can and our leaders agree is on state and local tax planning in the U.S. And now that our domestic footprint is larger with our acquisition, I think there will be opportunities there.
So I continue to see our GAAP and non-GAAP rates converging over time and our overall rate trending downward. But also looking to having more cash deferral benefit out of things. Gabe, I hope that's responsive.
Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
It is. Thank you very much.
Operator
Ketan Mamtora with BMO Capital Markets, your line is open.
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
Thank you. Just turning to flexible packaging. Pete, your comment earlier about strategies to profitably grow the FPS business and you -- appreciate that you said you'd provide more color by calendar year-end. But at a high level, is M&A also part of that discussion? Can you comment anything about that at all?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. Sure, Ketan. So we've been going through this process for this past year, and we're looking at how do we do grow the profit in that business. Part of that is capital projects and innovation and how do we deliver and provide more innovative products to serve our customers around food safety and products and services that have higher yields and margins. And part of that is looking at potential acquisition targets. But I'll tell you that market is highly fragmented, so it would have to be a very special opportunity that kind of outlines our strategy. I hope that gives you some perspective. But we will provide a lot better clarity to you at the end of this calendar year when we've completed that task.
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
But at this point, is it fair to say that FPS has earned the right to grow?
Peter G. Watson - Greif, Inc. - President, CEO & Director

They are. They are performing very well, and like all of our portfolio businesses, you always have to continue to earn that right to grow. So we are happy with the progress we're making. They've got great leadership under Hari Kumar, and we expect that to be a growing profitable business in the future.
Ketan Mamtora - BMO Capital Markets U.S. - Analyst
Sounds good. Very helpful. I'll turn it over. Good luck for the rest of the year.
Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you.
Operator
Adam Josephson with KeyBanc, your line is open.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Thanks everyone for taking my follow-ups. Just 2 follow-ups. One, Larry or Pete, on margins. So I asked about Caraustar earlier, and obviously, you talked about lower OCC helping get to that $65 million of EBITDA. And then rigid, someone asked about, with volumes being down 6%, how is profit flat? You talked about all these cost takeouts that you've been doing. The result was you got a 16% adjusted EBITDA margin for the total company, which was the highest in any quarter in at least a decade from what I can tell. So is it your view that that's a sustainable margin level now for the company?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So we believe it is. And when you look at Caraustar, as Larry pointed out, while we've got lower input costs in OCC than the assumptions were, as Larry referenced, we've got very strong margins and cost controls. So again, we look at volume -- or excuse me, value over volume, and that industry has enjoyed some very strong and consistent environment in regard to price in both the URB and CRB structure well as in tube and core. We've got an improving consumer packaging group business and again, a very active synergy capture realization, which is all been part of how our gross margins have improved in that business.
When you look at our rigid business, again, volumes may be down, but our value-add margins and our gross margins are better. And we're also pivoting to plastic, which, as we move forward with the IBC reconditioning, upgrades our gross margin mix over time. So again, we are controlling the levers we control. It's strategic pricing decisions, how we drive out costs, how we rationalize our footprint to make sure that we have a system that's aligned to demand. And again, I'll reemphasize our focus is on how do we serve customers through a value proposition that's driven on value versus chasing volume all over the world.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Thanks Pete. And one clarification on the August trends you mentioned. So I think you said containerboard, things were looking better, but that you took market-related downtime of I think 11,000 tons. So can you help me square those 2 statements, that things are looking better, but you took market downtime in the month?
Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So let me clarify that. In containerboard, the backdrop is similar to what we see in Q3 and Q2. And as Larry referenced, we took 11,000 tons of downtime in August. We are not forecasting any further downtime at this point. My reference to corrugated volumes, that in July and August, our corrugated volumes were trending much better in Q4 than it did in Q3.
Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Thanks Pete.
Operator
Our final question comes from the line of Steve Chercover with Davidson.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Thanks. So Riverville's probably the only paper mill in your fleet where maintenance could be a needle mover. Can you quantify the financial impacts of the maintenance that you took there in Q3?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So we would capitalize large percentage of that maintenance downtime. So I think the best driver of how it impacted was the 16,000, 17,000 tons that we did not achieve because of the downtime of maintenance. So if you take that time, you pick what our margin is in that business, and that would be relative to an opportunity going forward, Steve.
Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
And Steve, just -- that 16,000 tons was the incremental amount over the prior year maintenance downtime. And Matt talked about a roughly $400 a ton kind of number.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Similar to $6 million to $7 million.
Operator
There are no further questions at this time. I would now like to turn the call back over to Matt Eichmann for final remarks.
Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thanks very much, Jack. Thank you very much, everyone, for joining us today on our conference call. And we hope you have a nice, long weekend ahead.
Operator
This concludes the Greif Third Quarter 2019 Earnings Conference Call. We thank you for your participation. You may now disconnect.